Exhibit 99.1

Pacific Premier Bancorp
Fourth Quarter 2018 Conference Call
January 29, 2019 at 12:00 AM Eastern

CORPORATE PARTICIPANTS Steven Gardner - Chairman, President, and Chief Executive Officer Ronald Nicolas - Sr. Executive Vice President and Chief Financial Officer

PRESENTATION

Operator
Hello, everyone. And welcome to Pacific Premier Bancorp’s Fourth Quarter 2018 Conference Call. All participants today will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today's presentation, there will be an opportunity to ask questions. If you would like to ask a question, please press star then one on your touchtone phone. To withdraw that question, please press star then two. Please note that today’s event is being recorded.

I'd now like to turn the conference over to Steve Gardner, Chairman and CEO. Please go ahead.

Steve Gardner
Thank you, Brian. Good morning, everyone. I appreciate you joining us today. As you’re all aware, earlier this morning we released our earnings report for the fourth quarter of 2018. I'm going to walk through some of the notable items, Ron Nicolas is going to review a few of the financial details, and then we’ll open up the call to questions. I’ll also note that in our earnings release this morning, we have the Safe Harbor statement relative to the forward-looking comments, and I’d encourage all of you to take a look and read through those.

We ended the year with a productive quarter, having completed the client account and systems conversion of Grandpoint, while generating the highest earnings and loan production in our history. In the fourth quarter, we generated net income of $39.6 million or $0.63 per share, which included $2.6 million of merger-related expense. On an operating basis, we generated $0.66 per share. The fourth quarter performance is a good example of our team's ability to grow earnings as well as franchise value while simultaneously managing a number of significant projects. Although our balance sheet growth in the fourth quarter was lower than our historical levels, we were able to generate higher earnings by maintaining a strong net interest margin and driving improved efficiencies by realizing the synergies from our acquisitions. Our focus on protecting our net interest margin through disciplined loan and deposit pricing and further improving our operating leverage enabled us to deliver solid returns.

In the fourth quarter, we generated an operating return on average assets of 1.43% and an operating return on average tangible common equity of 17.4%. With the addition of the Grandpoint team, we have further strengthened our business development capabilities. During the quarter, we generated $730 million of new loan commitments. Our bankers continue to generate quality new business banking relationships, while maintaining our credit quality and not compromising on pricing or structure. As is typically the case, our loan production was well-balanced and diversified. Notable was the strength of originations in our key lines of business, including $142 million in C&I loan commitments, $85 million of construction loans, $82 million in franchise, $64 million in owner-occupied CRE, and $27 million of SBA loans. Additionally, we originated $197 million in investor-owned CRE and $73 million in multi-family loans. Historically, the fourth quarter is the strongest in terms of loan production while the first quarter is typically our lowest during the year. We expect that to be the case here in 2019. During the fourth quarter, we sold a total of $189 million of various loans as part of our balance sheet and credit risk management strategy. The loan sales included SBA, investor-owned CRE, and multi-family. Additionally, we sold some higher risk loans and portfolios that we had acquired from our past acquisitions. Excluding the loan sales, our annualized loan growth in the quarter would have been approximately 10%. In addition to the loan sales, higher prepayment activity impacted our overall loan growth, some of which was driven by our actions to move certain credits out of the bank. Our multipronged approach to credit risk management allows us to retain the highest quality relationships and is reflected in the overall credit metrics we see in our loan portfolio.

While we have been in a benign credit environment for many years, we have not allowed that to change our fundamentals. The foundation of how we manage credit risk remains unchanged, but our level of expertise and sophistication has led to even stronger capabilities around portfolio management. At some point in the future, it is inevitable that asset quality in the industry will erode. We expect our credit culture will allow us to benefit from the opportunities that arise in such an environment.

Looking at our deposit trends, our focus on controlling deposit costs helped to limit the impact of intense competition and rising interest rates. In the fourth quarter, our cost of deposits increased 1 basis point from the prior quarter to 55 basis points. The foundation of our business model, a focus on relationship banking, results in a client base that is less price sensitive than other deposit segments. Throughout 2018, we proactively approached our top commercial clients to discuss their treasury and cash management needs, and that allowed us to selectively raise pricing when appropriate. This enabled us to manage the cost of these relationships and to a large extent, avoid a competitive market bidding process. We do anticipate that our cost of funds will rise in the coming quarters, given the competitive market dynamics and the increasing short-term interest rates. However, we expect our business model will allow us to mitigate some of these pricing pressures as our clients see their bankers as trusted advisors.

As I mentioned earlier, one of our key strategies for generating earnings growth is enhanced efficiencies. In addition to realizing the synergies that we projected from the Grandpoint acquisition, we also eliminated redundancies in other areas of the Company such as the consolidation of three branch offices during the fourth quarter. As a result, we were able to better manage our expenses and drive more revenue to the bottom line, which ultimately resulted in improvement in our efficiency ratio to 48%. Additionally, we have slated two branches to be consolidated in the first quarter of 2019, and we will continue to seek out opportunities to effectively manage our expenses throughout the year.

Turning to 2019, our near-term focus will be driving earnings growth through the continued expansion of our commercial client base and further capitalizing on the investments made in our infrastructure. From an operating leverage standpoint, we have just completed an extraordinary period of growth. Over the past two years, we have nearly tripled in size through acquisitions and organic growth. During that time period, we surpassed the $10 billion asset threshold, which required significant investment in personnel and infrastructure. While we have achieved the cost savings that we projected for each of our acquisitions, we did so while simultaneously strengthening and expanding the organization’s capabilities. As such, we are well-positioned to grow the Company by adding high-quality small and middle-market businesses throughout our markets. Our management team has a proven track record of creating franchise value through organic and acquisitive growth strategies while operating the institution at a high level, and we expect to continue to execute on those strategies that drive shareholder value.

Given the strong returns and earnings growth that our model produces, along with our commitment to effective capital management, we are pleased to announce the initiation of a quarterly cash dividend. The dividend will have an initial targeted payout ratio of 35%, which at our current stock price provides an attractive yield. Given the significant amount of capital being generated from our operations coupled with our strong risk management culture, we have the flexibility to return capital to shareholders while simultaneously supporting our organic and acquisitive growth. Through our disciplined approach to managing the business, we are well-positioned to create additional value for our shareholders.

With that, I'm going to turn the call over to Ron to provide a little bit more detail on the fourth quarter results.

Ron Nicolas
Thanks, Steve, and good morning, everyone. As in the past, I will be reviewing some of the more significant items in the quarter, focusing primarily on the linked quarter comparison. As highlighted in our earnings release, we reported net income of $39.6 million for the quarter and earned $0.63 per diluted share compared with net income of $28.4 million or $0.46 per diluted share in the third quarter of 2018. Excluding the merger-related costs, we earned $0.66 per diluted share, an increase of $0.04 from the prior quarter.

Highlighting the quarter was higher net interest income and lower operating expense. Our total revenue increased $3.6 million to $124.5 million for the quarter compared with $120.9 million in the prior quarter as the Company saw net interest income grow due to higher loan balances, rates, and accretion income. Total operating expense, excluding merger-related costs, came in at $64.6 million compared with $68.8 million in the prior quarter, as the Company realized the cost savings from the Grandpoint acquisition as well as from overall lower staffing.

Taking a closer look at the income statement, our net interest income of $117.5 million increased $4.8 million from the prior quarter, and our net interest margin increase to 4.49% from 4.38% in the prior quarter. Accretion income was $6.3 million for the quarter compared with $4.1 million in the prior quarter, with loan prepayments driving the increase. Excluding the impact of accretion income, our core net interest margin expanded to 4.24% compared with 4.19% in the prior quarter. In addition, the Company benefited through $245 million in higher average loan balances and saw core loan yields expand 7 basis points in the quarter.

As Steve mentioned, our cost of deposits increased 1 basis point to 55 basis points overall as higher non-interest bearing deposit balances increased on average $100 million, offsetting higher retail and wholesale certificate of deposit costs. Importantly, non-maturity deposits in total were flat to the prior quarter in terms of cost at 70 basis points. Higher short-term borrowing costs increased, partially offsetting the favorable impact of loan repricing as a result of the Federal Reserve’s September interest rate hike. We expect our core net interest margin to remain in the range of 4.15% to 4.25% for the first quarter of 2019, and expect accretion to contribute approximately 8 to 10 basis points to our net interest margin. Additionally, the first quarter will have two less calendar days than the fourth quarter, which will negatively impact net interest income by approximately $2 million to $2.5 million.

The Company recorded a provision for credit losses of $2.3 million in the quarter and compared with $2.0 million in the prior quarter. Higher organic loan growth and a higher percentage of acquired loans migrating to the allowance contributed to the increase, partially offset by a continued falling overall historical loss rate and a lower required reserve for unfunded commitments. We anticipate our provision for credit losses to be in the $2.0 million to $2.5 million range for the first quarter of 2019.

Non-interest income of $7 million was down from the prior quarter, largely as a result of the investment security sale gains taken in the third quarter with the closing of the Grandpoint acquisition. Loan sale gains were $1.9 million this quarter compared with $2.0 million in the prior quarter. During the quarter, we sold $26.1 million of SBA loans, achieving a gain of $1.6 million compared with $29.9 million sold for a gain of $2.0 million in the prior quarter. With lower SBA gain on sale revenue, we expect our non-interest income to be in the range of $6.5 million to $7.0 million, based upon recurring and normal business activities. Our non-interest expense, excluding merger-related costs, came in at $64.6 million compared with $68.8 million in the prior quarter. The most significant reduction came in personnel costs, wherein the Company benefitted from the Grandpoint cost savings as well as additional staff reductions. The lower employee levels resulted in lower taxes, benefits, and incentive costs as well. Staffing for the fourth quarter finished down 117 employees at 1,023 in total compared with 1,140 as of September 30th. We anticipate our quarterly expense run rate to be in the range of $64 million to $67 million for the first quarter as we expect higher personnel costs resulting from increases in benefits, payroll taxes, and incentives. We do not anticipate any further significant merger-related costs related to our Grandpoint acquisition. Our fourth quarter tax rate came in at 27.9% compared with 21.5% for the third quarter. You will recall our third quarter included a one-time tax filing true-up benefit of $2.3 million. We expect our combined effective tax rate to be approximately 27% to 29% in the first quarter and approximately 28% for the full year.

Turning now to our balance sheet highlights. Total loans held for investment finished at $8.8 billion, a net increase of $78 million from the third quarter. For the quarter, we originated $730 million in new loan commitments compared with $605 million in the prior quarter. Our new loan origination and commitment weighted average rate was 5.35% for the quarter compared with 5.21% in the prior quarter. Despite higher prepayments of $408 million in the fourth quarter, half of which occurred in December, the Bank saw significantly higher average loan balances of $245 million for the quarter as loan sales occurred predominantly toward the end of the quarter. Our investment portfolio finished the quarter at $1.1 billion, an increase of $48 million compared to the end of the third quarter. We anticipate modest growth in the investment portfolio in the first quarter, and the overall yield should be consistent with the current yield at a blended average of 2.9%. Total deposits finished the quarter at $8.7 billion with non-interest bearing deposits increasing $61 million to $3.5 billion, or 40% of total deposits. Non-maturity deposits represented 84% of total deposits.

During the quarter, the Company opportunistically added select short-term brokered CDs, whose marginal cost became more attractive relative to more costly wholesale funding. As a result, our loan-to-deposit ratio finished the quarter at 102%, down from the prior quarter of 103%. Our total shareholders’ equity ended quarter at just under $2 billion, and we finished the quarter with 62.5 million fully diluted shares outstanding. Our tangible book value per share at December 31st increased to $16.97, an 11% increase compared to December 31, 2017. Lastly, our TCE ratio increased to 10.02% compared to 9.47% in the prior quarter. In addition to the initiation of a quarterly dividend, the Company did not repurchase any shares during the quarter under its new share repurchase program.

Finally, taking a look at asset quality, our allowance to loan loss ended the quarter at $36.1 million, an increase of $2.8 million from the prior quarter. Our total loan loss provision was $2.9 million for the quarter with both organic loan growth and a higher percentage of acquired loans migrating to the allowance, contributing to the increase. Net charge-offs for the quarter were $138,000 and 1 basis point for the full year. Our allowance to loans coverage ratio ended the quarter at 0.41% of total loans held for investment compared with 0.38% in the prior quarter. We currently have approximately 49% of our total loan portfolio under fair value accounting with a total discount of $61 million. This puts our combined loss coverage ratio at 1.10%.

With that, we would be happy to answer any questions you may have. Operator, please open up the call for questions.

QUESTIONS AND ANSWERS

Operator
We will now begin the question-and-answer session. If you would like to ask a question, please press star then one on your touchtone phone. To withdraw the question, please press star then two. Once again, if you would like to ask a question today please press star and then one. It looks like today's first question will be from Tyler Stafford with Stephens, Inc. Please go ahead.

Tyler Stafford
Hey, good morning, good afternoon, guys, and congrats on a very nice quarter.

Steve Gardner
Hi, Tyler.

Tyler Stafford
Hey, I wanted to start maybe, Ron, just where you left off on the buyback commentary. And, just considering you guys did initiate the dividend this quarter, how are you thinking about the buyback? Would you expect to be active on that?

Steve Gardner
Tyler, I'm going to jump in here and then Ron can add something here as well, if he'd like. The Board approved the stock buyback. We think about it that we would utilize it in an opportunistic fashion. At the same time, we firmly believe that returning capital to shareholders through the dividend at this point in the Company's maturation is the right way to go. We have that as additional firepower and may utilize it at some point in the future. I’d see that being more opportunistic when the time presents itself.

Tyler Stafford
Got it, understood. Okay. Just, maybe just to be clear, Ron, on expense guide for the year, the $64 million to $67 million, does that include or exclude the CDI amortization expense?

Ron Nicolas
It includes the CDI.

Tyler Stafford
Okay, perfect.

Steve Gardner
And, Tyler, that's not full-year guidance, it’s just Q1 guidance.

Tyler Stafford
Yep, got it. And then, just lastly, Steve, I appreciate all the normal guidance you guys give. Just how are you thinking about balance sheet and loan growth for the year? And, any comments you can share just about what you're seeing from the demand standpoint in the market? Thanks.

Steve Gardner
Sure. Obviously, we saw pretty good demand, given the amount that we originated, $730 million in the fourth quarter. As I mentioned in my prepared remarks earlier, the first quarter is historically our lowest production quarter, and we expect that to be the case here this year as well. As we've also said in the past, our ability to generate low-cost core deposits is going to be the regulator on our ability to grow the balance sheet. And, as we look out at the year, obviously deposit competition is very intense. We think that our business model, our disciplined approach to sales calls and in pursuing referral sources will allow us to continue to grow deposits. But, in this environment, it's difficult to forecast what those growth rates will be. And, from the loan side, we'll continue to utilize loan sales to help manage our growth.

Operator
The next question today will be from Matthew Clark with Piper Jaffray. Please go ahead.

Matthew Clark
Hey, good morning. Steve, just on the loan growth commentary, the 102% loan-to-deposit ratio, I mean, should we assume that you're going to continue to sell loans until you get that back down to 100%, and then from there we might, assuming you can fund loan growth, net loan growth might start to pick up more?

Steve Gardner
It could be. Again, it's dependent upon how fast we can generate additional low-cost core deposits. We've been able to at a pretty good clip in the past. I'd say that the environment has certainly changed and evolved over the last couple of years. We want to be disciplined in the deposits and the relationships that we bring on. And, then lastly, we're comfortable with our business model and client base running somewhere in the neighborhood of 100% to 105% loan-to-deposit ratio.

Matthew Clark
And, then excluding loan sales, the 10% loan growth this quarter, I mean, are you more optimistic on your ability to grow at that pace and maybe even high single digits than you were say a quarter or two ago when the Grandpoint deal was closing in the law of large numbers?

Steve Gardner
No, I'm not. I'm not more optimistic or pessimistic. I don't think our viewpoint has changed. For us, it's the ability to generate low-cost core deposits on the asset side. We have a long history and ability to generate good quality loans. It’s just those loans don't come with completely offsetting deposit balances. And, that’s just a part of managing the business.

Matthew Clark
Yep, okay. And then, Ron, was there a FHLB special dividend in interest income, and if so, how much?

Ron Nicolas
I do recall there was a special, I think it was a few hundred thousand dollars off the top of my head, during the quarter.

Matthew Clark
Okay. And then, Steve, maybe on the efficiency ratio outlook. I think last quarter you had been targeting a sub-50% adjusted efficiency ratio, if you exclude the CDI amortization, I think by mid-year or by the second -- maybe the second quarter. Could you just remind us where you stand on that front?

Steve Gardner
Well, the efficiency ratio, we were at 48% in Q4. I think certainly over time, we can get it down to somewhere in the mid-40% range, given this regulatory environment, given this interest rate environment. And, then we'll see how the economy evolves over the next several quarters.

Matthew Clark
Great. And, then just on M&A, if you could just speak to what you might be seeing in terms of opportunities from a size and geographic perspective?

Steve Gardner
Sure. We continue to actively reach out to other organizations that we think would be a good fit with us. Obviously, the volatility in the equity markets during the fourth quarter, I think, gave a number of folks an opportunity to pause and rethink sort of either their pricing expectations and as well as who they might want to partner with. Certainly, as we’ve moved through earnings here in January, I'm hopeful that those conversations will pick up.

Matthew Clark
Great. Thanks.

Operator
The next question today will be from Gary Tenner with D.A. Davidson. Please go ahead.

Gary Tenner
Thanks. Good morning, guys.

Steve Gardner
Good morning.

Gary Tenner
Two questions. One, just noticed in the quarter the production swings in couple of loan segments, owner occupied was down quite a bit and CRE was up quite a bit. Is that just normal fluctuations, or are you seeing anything in terms of opportunities or pricing that's making one more or less attractive right now?

Steve Gardner
No. On the non-owner-occupied CRE, we did have one large loan in the neighborhood of $90 million for one of our strongest deposit clients that we went ahead and funded. That skewed the investor-owned CRE. On the other categories, it’s just fluctuations that we see at various times.

Gary Tenner
Okay. Thank you. And then, secondly, Ron, from some of your comments regarding asset quality, if I read between the lines correctly, it sounded like you guys may have eased on some of the qualitative factors around the loan loss methodology, did I read that right? And if so, maybe just overall commentary on how you’re thinking about the economic backdrop and as we think about that through ‘19?

Ron Nicolas
No, Gary, you did not -- maybe I need to be a little clearer. The historical loss rate continues to float down, of course. As you know, the Company’s had stellar asset quality for a number of years. That's one of the primary drivers that drives down the quantitative piece of the allowance. What you saw this quarter, a little bit more than the norm, was we had some of our acquired loans through our bank acquisitions of HOB and Plaza in particular that as the discounts accreted; they start to migrate to the inclusion into the allowance and we start to increase, if you will, the allowance for that migration. That's what's going on right now for the quarter.

Steve Gardner
No other material change in the quantitative or qualitative factors.

Ron Nicolas
And, that's to be expected, as those discounts accrete in, those loans then migrate to the allowance.

Gary Tenner
Guys, thanks for the clarification.

Operator
The next question will be from Jackie Bohlen with KBW. Please go ahead.

Jackie Bohlen
Hi, good morning.

Ron Nicolas
Good morning.

Steve Gardner
Good morning.

Jackie Bohlen
I wondered if we could just touch base now that the Grandpoint conversion is completed and the franchise is fully integrated on what your expectations are for Durbin in July.

Steve Gardner
As far as interchange fees, Jackie, we’ll like to run those numbers and get back to you. Again, we have a relatively low level of interchange fees, and we broke those out in the income statement. So, it isn't going to have a material impact on us.

Jackie Bohlen
Okay. And then, in terms of cost savings and just looking at the expenses and where those came in this quarter versus guidance and forward guidance, did some of the savings come in a little earlier than anticipated?

Steve Gardner
I don't know that they came in earlier. We did the conversion in mid-to-late October. Some of those folks stayed on for a week or two later. And, at the same time as we regularly do, we took the opportunity to do and make an assessment of the entire organization and looked to see where there might be opportunities for additional cost savings.

Jackie Bohlen
Okay. So, maybe a little bit of a flow over of cost savings just on a full quarter run rate into 1Q, but we saw most that achieved in 4Q, it sounds like? The run rate?

Steve Gardner
That’s correct. You’ll see incrementally more, but I don’t, not significant. As Ron alluded to in giving the expense guidance, there are some things that happen in Q1 that drive them higher around compensation, benefit costs and the like, taxes.

Jackie Bohlen
All right. Thank you. And, then just one last one. Are you now finished pruning the acquired portfolio or might there be some more of that in the second -- or in the first quarter?

Steve Gardner
No. I think that most of that is completed. At the same time, we have always utilized loan sales as a way to manage any number of risks that we face at the organization. And, we continue to see that as an arrow in our quiver, but at this point there isn't anything that we're seeing. The trends that we're seeing in all of our lines of businesses around cash flow and credit quality have been fairly strong.

Jackie Bohlen
Okay. Thanks for the added color. I appreciate it.

Operator
The next question will be from Andrew Liesch with Sandler O'Neill. Please go ahead.

Andrew Liesch
Hey, guys.

Steve Gardner
Hi, Andrew.

Andrew Liesch
Just a question on the loan sales, it looked like the multi-family and the single-family portfolios declined in this quarter. Was that where the loan sales were concentrated?

Steve Gardner
They weren’t concentrated, but we sold a little bit of single-family, we sold a little multi, we sold some CRE, we sold some other, I think they were designated as consumer that we had acquired from Grandpoint, a little bit from Plaza as well.

Andrew Liesch
Okay. I think you referenced earlier that these might have been what you considered higher risk loans. But, just curious what the yield on those might have been versus the -- it looked like the yield that came on was what, 5.35% for the new production. I was just trying to get a sense here of if there was any shift towards higher yielding loans in the loan portfolio this quarter?

Steve Gardner
No. I don't think there was any shift in higher yielding. In fact, some of the stuff that we sold was pretty high yielding but it was also reflective of some of the risk. And, they were just non-core types of loans or businesses. And, it wasn't a large amount, either. A good chunk of the sales were around performing, strong multi-family CRE. And again, to manage our balance sheet growth is the reason we sold those.

Andrew Liesch
Okay. You covered all my other questions. I'll step back. Thank you.

Operator
Next question will be from Tim Coffey with FIG Partners. Please go ahead.

Tim Coffey
Thank you. Good morning, gentlemen, and thank you for taking my questions.

Steve Gardner
Sure, Tim.

Tim Coffey
Yeah, Steve, your commentary about the branch closures in relation to the expenses. It looks like you've got couple of more planned for this quarter, I think you were taking a look at future branch closures. Is that you signaling that you're taking a break and a pause or that you’re still assessing opportunities?

Steve Gardner
Do you mean from an acquisition standpoint?

Tim Coffey
No, no, I’m just looking at your existing branch structure.

Steve Gardner
No. We're looking at our existing branch structure regularly.

Tim Coffey
Okay.

Steve Gardner
That’s just part of the process. With the conversion, we had three branches slated to be consolidated, and we did that after the system conversion. And, as part of our ongoing management of our various locations, we're assessing them and where do we think we can pick up some incremental cost savings and consolidate branches. And, that manifests itself in the two branches that we’ve slated to consolidate here in the first quarter. And, we'll see as we move through the year, there could be other opportunities as well.

Tim Coffey
Okay, great. Thanks for that clarification. And then, Ron, on the guidance for the non-interest income. Did that include or exclude SBA loan sales?

Ron Nicolas
That included the SBA loan sales.

Tim Coffey
Okay, great. And, then just a general question on the SBA business. What impact did the government shutdown have on that or do you think it's going to have in your 2Q, perhaps 3Q loan sale numbers, would there be a backlog?

Steve Gardner
Unlikely. We typically sell loans in the second half of the quarter, if you will. The government shutdown had no impact on our SBA originations or sales. Assuming the government stays open past whatever the data is, like February, whenever we come up to the next line in the sand, assuming the government stays open, we figured it's business as usual in selling loans. At the same time, given the compression in gains and the premiums we can sell those loans for, we're regularly reassessing would it make more sense to retain those loans on our own books because they are very attractive yielding loans, or does it make more sense to sell them. Certainly, as the premiums have compressed, that math becomes a little bit more intriguing of retaining those loans. We'll see as we move through the quarter.

Tim Coffey
Okay. But, you're not at the point yet where you are ready to hold all production, right?

Steve Gardner
We'll just see. We'll see where the gains hold out. We're going to -- or where they finalize. And, whatever makes the most economic sense, whether it's to sell those loans now or to hold them and get the higher level of interest income, we'll make that decision and let that guide us.

Tim Coffey
Okay. All right. That’s fair. And, then in terms of managing the dividend going forward, is the Board planning to manage that dividend on a quarterly basis or it would be more of an extended period like an annual basis?

Steve Gardner
The Board regularly looks at capital management and is going to, on a quarterly basis. As we said, we are initiating the dividend, and we'd expect the Company to be a regular dividend-paying entity. And, at the same time though as the economy evolves, as market dynamics change, we’ll regularly be reassessing our capital levels, risks within the institution, and making that determination. But, this is in our minds the initiation of a regular quarterly dividend; it’s not positioned as a special one-time dividend.

Tim Coffey
Right. Okay. All right. Well, thank you very much. Those were my questions.

Operator
Once again, if you have a question today please press star then one. The next question will be from Don Worthington with Raymond James. Please go ahead.

Don Worthington
Thank you. Good morning, Steve and Ron.

Steve Gardner
Good morning.

Don Worthington
Just a couple of questions on the loan book. It looked like you had some pretty good activity again in the franchise segment. Just curious as to what you're currently getting for pricing there?

Steve Gardner
It's in the mid-5% range.

Don Worthington
Okay, okay. And then, construction loans, you made some in the quarter, more than last quarter. Just curious, is that the same type of construction lending you've always been doing, which is typically the -- I guess the higher-end, single-family type of loan?

Steve Gardner
Generally, yes, but there were some commercial loans that some of expertise that the Grandpoint came with. There were a few commercial construction loans. But, generally speaking, it's a similar product type.

Don Worthington
Okay. And, my last question, are you, in your opinion fully staffed up for compliance activities now that you’re over the $10 billion?

Steve Gardner
Yes.

Don Worthington
Okay, all right. Thank you.

Steve Gardner
Sure.

Operator
With no other questions in the queue, this will conclude today's question-and-answer session. I’d like to turn the conference back over to Mr. Gardner for any closing remarks.

CONCLUSION

Steve Gardner
Thank you, Brian, and thank you all for joining us this morning. If you have any additional questions, feel free to give Ron or myself a call, and we'd be happy to chat with you.

Operator
The conference has now concluded. We do want to thank everyone for attending today's presentation. At this time, you may now disconnect. Thank you.